Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
Contact: Timothy A. Johnson
Vice President, Strategic
Planning and Investor Relations
614-278-6622
BIG LOTS REPORTS FIRST QUARTER RESULTS
Columbus, Ohio – May 25, 2006 – Big Lots, Inc. (NYSE: BLI) today reported first quarter fiscal 2006 income from continuing operations of $14.5 million, or $0.13 per diluted share, compared to income from continuing operations of $7.3 million, or $0.06 per diluted share, in the first quarter of fiscal 2005, exceeding Thomson Financial/First Call’s consensus first quarter earnings estimate of $0.05 per share. Including the impact of discontinued operations, first quarter fiscal 2006 net income totaled $13.7 million, or $0.12 per diluted share, compared to $7.8 million, or $0.07 per diluted share, in the prior year. As discussed in the Company’s Form 10-K filed with the SEC on April 13, 2006, the Company’s fiscal 2005 results from continuing operations do not include the 130 stores closed in January 2006 that are classified as discontinued operations.
FIRST QUARTER HIGHLIGHTS
•	Earnings per share from continuing operations of $0.13 versus $0.06 last year, an increase of 117%

•	Expenses as percent of sales improved 140 basis points to 38.2% versus 39.6% last year

•	Record cash flow results

•	Record inventory turnover performance
First Quarter Results
Net sales for the first quarter ended April 29, 2006, increased 4.7% to $1,091.6 million, compared to $1,043.1 million for the same period in fiscal 2005. Comparable store sales for stores open at least two years at the beginning of the fiscal year increased 2.5% for the quarter.
Operating income from continuing operations for the first quarter of fiscal 2006 increased 70% to $21.3 million, compared to $12.5 million for the same period last year, with the improvement to last year driven by the Company’s 2.5% comparable store sales increase along with significant expense leverage for the quarter. Expenses as a percent of sales improved by 140 basis points for the quarter due to improving efficiencies in stores and distribution centers along with benefits from cost reduction actions taken as part of the Company’s previously discussed WIN strategy. Expense leverage for the quarter was partially offset by pressure in gross margin. The gross margin rate for the quarter declined 60 basis points compared to last year due to a slight shift in merchandise mix towards lower margin categories, such as consumables and hardlines, and the continued impact of rising fuel prices on the cost of inbound freight.

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

For the first quarter, the Company recorded net interest income of $0.3 million, a $1.4 million improvement to last year’s net interest expense of $1.1 million. The improvement in interest for the first quarter was directly attributed to the improved cash generation of the business over the last 12 months.
Inventory and Cash Management
Inventory ended the quarter at $806 million, down 10% or $91 million compared to last year. The 10% decline in inventory was due to a 7% decline in store count coupled with a 3% decline in average inventory carried per store. The combination of improving disciplines around inventory management and improving sales trends led to record inventory turnover performance for the first quarter of fiscal 2006. The inventory turnover performance combined with improving operating results and low levels of capital spending resulted in record cash flow performance for the first quarter. The Company generated $104 million of cash flow (defined as cash provided by operating activities less cash used by investing activities) for the first quarter of fiscal 2006, compared to approximately $60 million of cash flow generated in the same period last year.
Share Repurchase Update
As announced in February of 2006, the Company’s Board of Directors authorized the repurchase of up to $150 million of the Company’s common shares. From February 24, 2006 (following approval of the program by the Company’s Board of Directors) through the end of the quarter on April 29, 2006, the Company purchased 2,345,400 shares at a total cost of $31.2 million.
FINANCIAL OUTLOOK
•	Provides initial Q2 Sales and EPS guidance
•	Increases annual EPS guidance to a range of $0.44 to $0.49 per diluted share
•	Increases annual inventory turnover guidance
•	Increases annual cash flow guidance to $140 million
For the second quarter of fiscal 2006, the Company’s guidance calls for a 1% to 4% comparable store sales increase with net sales estimated to be in the range of $1,015 million to $1,045 million. The Company expects that the operating income rate as a percent of sales will improve compared to the prior year as continued expense leverage will be only partially offset by an anticipated decline in the gross margin rate. Based on these assumptions, the Company estimates a loss from continuing operations of $0.07 to $0.10 per share for the second quarter of fiscal 2006, compared to a loss from continuing operations of $0.11 per share for the second quarter of fiscal 2005.
Based on the strength of the first quarter operating results, the Company raised its fiscal 2006 guidance for earnings, inventory turnover, and cash flow. Earnings from continuing operations are now expected to be in the range of $0.44 to $0.49 per diluted share, an increase from prior guidance which called for earnings from continuing operations of $0.38 to $0.43 per diluted share. The Company’s annual earnings expectations for fiscal 2006 compare favorably to earnings from continuing operations of $0.14 per diluted share for fiscal 2005. For fiscal 2006, inventory turnover is now anticipated to be in the range of 3.1 to 3.2, up from prior guidance of 3.1. Given the increase in annual earnings and inventory turnover guidance, the Company increased its fiscal 2006 cash flow guidance to $140 million from its prior guidance of $120 million. All cash flow estimates exclude the impact of the Company’s share repurchase program mentioned earlier in this release.

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

Conference Call/Webcast
The Company will host a conference call today at 8:00 a.m. Eastern Time to discuss the Company’s financial results for the first quarter of fiscal 2006. The Company invites you to listen to the live webcast of the conference call. The Company is hosting the live webcast at http://www.biglots.com.
If you are unable to join the live webcast, an archive of the call will be available at http://www.biglots.com in the Investor Relations section of our website two hours after the call ends and will remain available through midnight on Thursday, June 8. A replay of the call will be available beginning May 25 at 12:00 noon (Eastern Time) through June 8 at midnight by dialing: 1.800.207.7077 (United States and Canada) or 1.913.383.5767 (International or metro-Seattle). The PIN number is 4783.
Big Lots is the nation’s largest broadline closeout retailer. The Company currently operates 1,401 BIG LOTS stores in 47 states. Wholesale operations are conducted through BIG LOTS WHOLESALE, CONSOLIDATED INTERNATIONAL, WISCONSIN TOY and with online sales at www.biglotswholesale.com. The Company’s website is located at www.biglots.com.
Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and such statements are intended to qualify for the protection of the safe harbor provided by that Act. The words “anticipate,” “estimate,” “expect,” “objective,” “goal,” “project,” “intend,” “plan,” “believe,” “will,” “target,” “forecast” and similar expressions generally identify forward-looking statements. Similarly, descriptions of our objectives, strategies, plans, goals or targets are also forward-looking statements. Forward-looking statements relate to the expectations of management as to future occurrences and trends, including statements expressing optimism or pessimism about future operating results or events and projected sales, earnings, capital expenditures and business strategy. Forward-looking statements are based upon a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements. Although we believe the expectations expressed in forward-looking statements are based on reasonable assumptions within the bounds of our knowledge, forward-looking statements, by their nature, involve risks, uncertainties and other factors, any one or a combination of which could materially affect our business, financial condition, results of operations or liquidity.
Forward-looking statements that we make herein and in other reports and releases are not guarantees of future performance and actual results may differ materially from those in such forward-looking statements as a result of various factors, including the cost of goods, our inability to successfully execute strategic initiatives, competitive pressures, economic pressures on our customers and us, the availability of brand name closeout merchandise, trade restrictions, freight costs, the risks discussed in the Risk Factors section of our most recent Annual Report on Form 10-K, and other factors discussed from time to time in our other filings with the SEC, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. This release should be read in conjunction with such filings, and you should consider all of these risks, uncertainties and other factors carefully in evaluating forward-looking statements.

Shareholder Relations Department 300 Phillipi Road Columbus, Ohio 43228-5311 Phone: (614) 278-6622 Fax: (614) 278-6666 E-mail: aschmidt@biglots.com

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	13 WEEKS ENDED		13 WEEKS ENDED
	APRIL 29, 2006		APRIL 30, 2005
		%		%
	(Unaudited)		(Unaudited)
Net sales	$1,091,622	100.0	$1,043,084	100.0

Gross margin	438,322	40.2	425,658	40.8
Selling and administrative expenses	392,389	35.9	387,306	37.1
Depreciation expense	24,653	2.3	25,837	2.5

Operating income	21,280	1.9	12,515	1.2
Interest expense	90	0.0	1,174	0.1
Interest income	(394)	(0.0)	(31)	(0.0)

Income from continuing operations before income taxes	21,584	2.0	11,372	1.1
Income tax expense	7,080	0.6	4,106	0.4

Income from continuing operations	14,504	1.3	7,266	0.7
(Loss) income from discontinued operations, net of tax benefit (expense) of $506 and ($331), respectively	(791)	(0.1)	534	(0.0)

Net income	$13,713	1.3	$7,800	0.7

Income (loss) per common share — basic
Continuing operations	$0.13		$0.06
Discontinued operations	(0.01)		0.01

Net income	$0.12		$0.07

Weighted average common shares outstanding — basic	113,014		112,969

Income (loss) per common share — diluted
Continuing operations	$0.13		$0.06
Discontinued operations	(0.01)		0.01

Net income	$0.12		$0.07

Weighted average common shares outstanding — diluted	114,508		113,343

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	APRIL 29,	APRIL 30,
	2006	2005
	(Unaudited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$74,541	$10,945
Inventories	805,604	897,030
Deferred income taxes	76,824	73,729
Other current assets	62,971	63,755

Total Current Assets	1,019,940	1,045,459

Property and equipment — net	563,661	637,031

Deferred income taxes	23,813	20,051
Other assets	29,218	35,650

	$1,636,632	$1,738,191

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$184,768	$183,688
Property, payroll and other taxes	107,788	110,429
Accrued operating expenses	58,084	42,901
Insurance reserves	47,212	48,422
KB lease obligation	27,163	32,482
Accrued salaries and wages	22,248	20,642
Other current liabilities	11,687	12,906

Total Current Liabilities	458,950	451,470

Long-term obligations	—	106,900

Deferred rent	40,809	41,701
Insurance reserves	44,436	37,630
Other liabilities	19,815	10,979

Shareholders’ equity	1,072,622	1,089,511

	$1,636,632	$1,738,191

BIG LOTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	13 WEEKS ENDED	13 WEEKS ENDED
	APRIL 29, 2006	APRIL 30, 2005
	(Unaudited)	(Unaudited)
Net cash provided by operating activities	$109,934	$75,124
Net cash used in investing activities	(5,916)	(15,274)
Net cash used in financing activities	(31,187)	(51,426)

Increase in cash and cash equivalents	72,831	8,424

Cash and cash equivalents:
Beginning of year	1,710	2,521

End of quarter	$74,541	$10,945